Exhibit 99

Contact:	Donald R. Myll
Chief Financial Officer
Joseph Marino
Director of Investor Relations
866.861.3229

AMN HEALTHCARE SERVICES, INC. REPORTS

FOURTH QUARTER RESULTS

SAN DIEGO – (February 25, 2004) – AMN Healthcare Services, Inc. (NYSE: AHS) today reported revenue and earnings results for the quarter and year-ended December 31, 2003. Revenue for the fourth quarter of 2003 was $159.6 million, compared to $207.0 million for the fourth quarter of 2002. The company generated adjusted net income of $5.7 million for the fourth quarter of 2003, resulting in adjusted earnings per diluted share of $0.17, which excludes a $0.02 per diluted share charge related to its October 2003 self-tender offer. The company generated net income of $4.9 million for the fourth quarter of 2003, resulting in earnings per diluted share of $0.15, after giving effect for the tender offer charge of $0.02 per diluted share. The tender offer charge of $1.2 million is recorded within selling, general and administrative expenses and relates to compensation expense associated with stock options that were purchased in the tender offer. In the fourth quarter of 2002, the company generated net income of $14.4 million, or $0.31 per diluted share. Net income for the fourth quarter of 2003 includes net interest expense of $2.0 million compared to net interest income of $0.1 million in the fourth quarter of 2002. The average diluted shares outstanding in the fourth quarter of 2003 were 33.1 million, as compared to an average of 45.8 million diluted shares outstanding in the fourth quarter of 2002.

For the year ended December 31, 2003, the company reported revenue of $714.2 million, compared to $775.7 million for the same period a year ago. The company generated adjusted net income of $38.5 million for 2003, resulting in adjusted earnings per diluted share of $0.97, which excludes the tender offer charge of $0.02 per diluted share. The company generated net income for 2003 of $37.8 million resulting in earnings per diluted share of $0.95, compared to net income of $52.4 million, or $1.12 per diluted share, for 2002.

“Given the market pressures that our industry experienced earlier in 2003, we are proud of our performance for the fourth quarter and for the year. Since October, we have been encouraged by the improving demand for our services as evidenced by increased client orders. Historically, there has been a lag between the changes in client orders and the impact of these changes to our financial results. However, this favorable trend in our industry, combined with our strong market position, provides us with optimism as we look ahead. Additionally, we completed our tender offer in October, which we believe was an effective use of our capital structure that provides tangible benefits to our shareholders,” said Steven C. Francis, Chief Executive Officer.

Gross margin for the fourth quarter of 22.8% was in line with the company’s expectations and was consistent with the 22.8% reported in the third quarter of 2003, but does represent a decline compared to the 24.4% reported in the fourth quarter of 2002. Gross profit for the fourth quarter of 2003 was $36.4 million, compared to $50.5 million for the fourth quarter of 2002. The decline in gross margin compared to the prior year quarter is primarily due to the higher level of direct wage and benefit costs for healthcare professionals in 2003.

Selling, general and administrative expenses for the fourth quarter of 2003 were $25.5 million in total, including a $1.2 million pre-tax charge related to the fourth quarter tender offer. This represents 16.0% of revenue for the fourth quarter of 2003, compared to 12.9% for the third quarter of 2003 and 12.3% for the fourth quarter of 2002. The increase in selling, general and administrative expenses, as a percentage of revenue, compared to the prior year was primarily the result of the stock compensation charge related to the tender offer, an increase in professional liability insurance expense, and relatively consistent fixed costs compared to a decline in revenue.

Income from operations was $9.3 million for the fourth quarter of 2003, compared to $23.5 million reported for the fourth quarter of 2002. The income from operations margin during the fourth quarter of 2003 of 5.8% was lower than the 11.4% reported for the fourth quarter of 2002, as a result of the lower gross profit margin and higher selling, general and administrative expenses as a percentage of revenue.

At December 31, 2003, the company had $4.7 million of cash and cash equivalents and debt of $138.9 million. The Company generated $1.0 million in net cash provided by operating activities during the fourth quarter of 2003.

As previously reported, on October 16, 2003, the company completed a $180 million self-tender offer for the company’s equity securities. In the tender offer, the company purchased approximately 10 million shares of common stock and stock options. The tender offer was financed under the company’s amended credit facility, which included a new $130 million senior secured term loan and $15 million of borrowings under the revolving portion of the credit facility, and with approximately $35 million from cash and cash equivalents on-hand.

Revenue and Earnings Guidance for First Quarter 2004

Consistent with previous practice, the company provides revenue and earnings guidance for the next quarter to be reported. Revenue for the first quarter of 2004 is expected to range between $160 million and $163 million, resulting in net income ranging between $4.4 million and $5.1 million, or approximately $0.14 and $0.16 per diluted share. The company expects to have an average of approximately 31.3 million diluted shares outstanding for the first quarter of 2004.

“We expect first quarter traveler count to be comparable with the prior quarter. This would represent the first time since the beginning of 2003 in which traveler count has not declined from one quarter to the next. We believe this is a positive trend that reflects both a stabilizing market environment and the results of our recent investments in our sales and service teams, ultimately allowing us to better serve our clients,” said Francis.

Company Summary

AMN Healthcare Services, Inc. is the largest nationwide provider of travel healthcare staffing services. The company recruits nurses and allied health professionals nationally and internationally and places them on temporary assignments, of variable lengths, at acute-care hospitals and healthcare facilities throughout the United States.

Conference Call on February 26, 2004

AMN Healthcare Services, Inc.’s fourth quarter earnings conference call will be held on Thursday, February 26, at 7:00 a.m. Pacific Time (10:00 a.m. Eastern Time). A live webcast of the call can be accessed at www.amnhealthcare.com/investors, with a replay available on the web site until March 26, 2004. An audio replay of the call will also be available by telephone through March 11, 2004 by calling (800) 475-6701 in the U.S. or (320) 365-3844 internationally, with access code 720202. From time to time, additional information regarding non-GAAP financial measures may be made available on the company’s website at www.amnhealthcare.com/investors.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The company has tried, whenever possible, to identify these forward-looking statements using words such as “anticipates,” “believes,” “estimates,” “projects,” “expects,” “plans,” “intends” and similar expressions. Similarly, statements herein that describe the company’s business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These risks and uncertainties may include, but are not limited to: the company’s ability to continue to recruit and retain qualified temporary healthcare professionals and ability to attract and retain operational personnel; the company’s ability to enter into contracts with hospitals and other healthcare facility clients on terms attractive to the company and to secure orders related to those contracts; the attractiveness to hospitals and healthcare facility clients of the company’s services; changes in the timing of hospital and healthcare facility clients’ orders for and the company’s placement of temporary healthcare professionals; the general level of patient occupancy at the company’s hospital and healthcare facility clients’ facilities; the overall level of demand for services offered by temporary healthcare providers; increased utilization of permanent staff by hospital and healthcare facility clients; the company’s ability to successfully implement its acquisition and integration strategies; the effect of existing or future government regulation, and the company’s ability to operate in compliance with these regulations; the impact of medical malpractice and other claims asserted against the company; and the company’s ability to carry out its business strategy, including adapting to an increasingly competitive environment. These statements reflect the company’s current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time. The company does not intend, however, to update the guidance provided today prior to its next earnings release.

Tables Follow:

AMN Healthcare Services, Inc.

Condensed Consolidated Statements of Operations

(dollars and shares in thousands, except per share and traveler data)

(unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2003	2002	% Chg	2003	2002	% Chg
Revenue	$159,617	$207,047	(23)%	$714,209	$775,683	(8)%
Cost of revenue	123,227	156,550	(21)%	552,052	586,900	(6)%

Gross profit	36,390	50,497	(28)%	162,157	188,783	(14)%

	22.8%	24.4%		22.7%	24.3%
Expenses:
Selling, general and administrative	25,485	25,485	0%	92,500	97,666	(5)%
	16.0%	12.3%		13.0%	12.6%

Non-cash stock-based compensation (1)	218	219	0%	874	874	0%
Amortization	92	97	(5)%	380	369	2%
Depreciation	1,259	1,205	4%	4,439	3,470	28%
Transaction costs (2)	—	—	—	—	139	N/M

Total expenses	27,054	27,006	0%	98,193	102,518	(4)%

Income from operations	9,336	23,491	(60)%	63,964	86,265	(26)%
	5.8%	11.4%		9.0%	11.1%

Interest (income) expense, net	2,014	(126)	N/M	2,303	(343)	N/M

Income before income taxes	7,322	23,617	(69)%	61,661	86,608	(29)%
Income tax expense	2,405	9,211	(74)%	23,869	34,252	(30)%

Net income	$4,917	$14,406	(66)%	$37,792	$52,356	(28)%

Tender offer compensation charges, net of tax	736	—	N/M	736	—	N/M

Adjusted Net Income (3)	$5,653	$14,406	(61)%	$38,528	$52,356	(26)%

Basic and diluted net income per common share:
Basic net income per common share	$0.16	$0.34	(53)%	$1.04	$1.23	(15)%

Diluted net income per common share	$0.15	$0.31	(52)%	$0.95	$1.12	(15)%

Basic and diluted adjusted net income per common share (3):
Basic adjusted net income per common share (3)	$0.19	$0.34	(44)%	$1.06	$1.23	(14)%

Diluted adjusted net income per common share (3)	$0.17	$0.31	(45)%	$0.97	$1.12	(13)%

Weighted average common shares outstanding - basic	29,917	42,256	(29)%	36,456	42,534	(14)%

Weighted average common shares outstanding - diluted	33,075	45,767	(28)%	39,785	46,805	(15)%

Other Financial and Operating Data:

Average travelers on assignment	6,339	8,165	(22)%	7,113	7,783	(9)%

Revenue per traveler per day	$273.70	$275.63	(1)%	$275.09	$273.05	1%

Gross profit per traveler per day	$62.40	$67.22	(7)%	$62.46	$66.45	(6)%

Adjusted EBITDA (4)	$12,105	$25,012	(52)%	$70,857	$91,117	(22)%

	7.6%	12.1%		9.9%	11.7%

(1)	Non-cash stock-based compensation represents compensation expense related to stock option plans to reflect the difference at the completion of the company’s initial public offering between the fair market value and the exercise price of stock options previously issued to the company’s officers.
(2)	Transaction costs represent costs incurred in connection with the acquisition of Healthcare Resource Management Corporation in 2002.
(3)	Adjusted net income represents net income plus tender offer compensation charges of $1.2 million before tax and $0.7 million after tax associated with the stock based compensation charge and payroll taxes related to the tender offer of $5 million in options in October 2003. Management believes that adjusted net income and adjusted net income per common share are a useful supplement to both management and investors when evaluating the company’s performance and comparing the company’s performance with prior year and the performance of competitors as it excludes the expenses related to the company’s repurchase of stock options in the tender offer completed in October 2003. However, adjusted net income and adjusted net income per common share are not intended to represent net income for the period, nor have they been presented as an alternative to net income as an indicator of operating performance, and they should not be considered in isolation or as a substitute for measures of performance prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). As defined, adjusted net income and adjusted net income per common share are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. While management believes that the item excluded from adjusted net income and adjusted net income per common share is not indicative of the company’s operating performance, this item does impact the income statement, and management therefore utilizes adjusted net income and adjusted net income per common share as an operating performance measure in conjunction with GAAP measures such as net income.
(4)	Adjusted EBITDA represents net income plus charges related to the tender offer of stock options completed in October 2003, interest (net of investment income), taxes, depreciation, amortization, transaction costs and non-cash stock-based compensation expense. Management presents adjusted EBITDA because it believes that adjusted EBITDA is a useful supplement to net income as an indicator of operating performance. Management believes that adjusted EBITDA is an industry-wide financial measure that is useful both to management and investors when evaluating the company’s performance and comparing the company’s performance with the performance of competitors. Management also uses adjusted EBITDA for planning purposes. Management uses adjusted EBITDA to evaluate the company’s performance because it believes that adjusted EBITDA more accurately reflects the company’s results, as it excludes certain items, in particular non-cash stock-based compensation charges, that management believes are not indicative of the company’s operating performance. However, adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to operating or net income as an indicator of operating performance, and it should not be considered in isolation or as a substitute for measures of performance prepared in accordance with accounting principles generally accepted in the United States of America. As defined, adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. While management believes that some of the items excluded from adjusted EBITDA are not indicative of the company’s operating performance, these items do impact the income statement, and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income.

AMN Healthcare Services, Inc.

Adjusted EBITDA Reconciliation

(dollars in thousands)

(unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2003	2002	% Chg	2003	2002	% Chg
Net income	$4,917	$14,406	(66)%	$37,792	$52,356	(28)%
Adjustments:
Tender offer related option charges	1,200	—		1,200	—
Interest (income) expense, net	2,014	(126)		2,303	(343)
Income tax expense	2,405	9,211		23,869	34,252
Depreciation	1,259	1,205		4,439	3,470
Amortization	92	97		380	369
Transaction costs	—	—		—	139
Non-cash stock-based compensation	218	219		874	874

Adjusted EBITDA (1)	$12,105	$25,012	(52)%	$70,857	$91,117	(22)%

(1)	Adjusted EBITDA represents net income plus charges related to the tender offer of stock options completed in October 2003, interest (net of investment income), taxes, depreciation, amortization, transaction costs and non-cash stock-based compensation expense. Management presents adjusted EBITDA because it believes that adjusted EBITDA is a useful supplement to net income as an indicator of operating performance. Management believes that adjusted EBITDA is an industry-wide financial measure that is useful both to management and investors when evaluating the company’s performance and comparing the company’s performance with the performance of competitors. Management also uses adjusted EBITDA for planning purposes. Management uses adjusted EBITDA to evaluate the company’s performance because it believes that adjusted EBITDA more accurately reflects the company’s results, as it excludes certain items, in particular non-cash stock-based compensation charges, that management believes are not indicative of the company’s operating performance. However, adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to operating or net income as an indicator of operating performance, and it should not be considered in isolation or as a substitute for measures of performance prepared in accordance with accounting principles generally accepted in the United States of America. As defined, adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. While management believes that some of the items excluded from adjusted EBITDA are not indicative of the company’s operating performance, these items do impact the income statement, and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income.

AMN Healthcare Services, Inc.

Condensed Consolidated Balance Sheet

(in thousands)

(unaudited)

	December 31, 2003	September 30, 2003	December 31, 2002
Assets
Current assets:
Cash and cash equivalents	$4,687	$56,077	$40,135
Accounts receivable, net	117,392	113,106	134,456
Other current assets	15,862	14,461	14,062

Total current assets	137,941	183,644	188,653

Fixed assets, net	18,414	17,787	9,869
Goodwill, net	135,532	135,532	135,532
Deferred income taxes	6,071	9,761	12,111
Intangible and other assets	6,574	3,213	2,609

Total assets	$304,532	$349,937	$348,774

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$12,954	$9,767	$12,738
Accrued compensation and benefits	32,117	35,770	34,488
Current portion of notes payable	13,400	—	—
Other current liabilities	2,488	11,669	4,122

Total current liabilities	60,959	57,206	51,348

Notes payable	125,500	—	—
Other long-term liabilities	1,976	1,887	1,602

Total liabilities	188,435	59,093	52,950

Stockholders’ equity	116,097	290,844	295,824

Total liabilities and stockholders’ equity	$304,532	$349,937	$348,774

AMN Healthcare Services, Inc.

Condensed Consolidated Cash Flow Statement

(in thousands)

(unaudited)

	Twelve Months Ended December 31, 2003	Nine Months Ended September 30, 2003	Twelve Months Ended December 31, 2002
Net cash provided by operating activities:	$65,145	$64,147	$56,853
Net cash provided by (used in) investing activities:	(14,013)	(12,058)	1,452
Net cash provided by (used in) financing activities:	(86,469)	(36,072)	(33,824)
Effect of exchange rates on cash:	(111)	(75)	—

Net Increase in cash and cash equivalents	(35,448)	15,942	24,481
Cash and cash equivalents at beginning of period	40,135	40,135	15,654

Cash and cash equivalents at end of period	$4,687	$56,077	$40,135